Exhibit 99.1

FOR IMMEDIATE RELEASE

Sachem Capital Announces $200 Million Master Repurchase Financing Facility with Churchill MRA Funding

Provides low-cost, non-dilutive funding to support continued expansion of lending activities

Branford, Connecticut, July 23, 2021 -- Sachem Capital Corp. (“Sachem”) (NYSE American: SACH), today announced that it has consummated a $200 million master repurchase financing facility (“Facility”) with Churchill MRA Funding I LLC (“Churchill”), a subsidiary of Churchill Real Estate, a vertically integrated real estate finance company based in New York, New York. Under the terms of the Master Repurchase Agreement between Sachem and Churchill, Sachem has the right, but not the obligation, to sell mortgage loans to Churchill, and Churchill has the right, but not the obligation, to purchase those loans.

John L. Villano, Sachem's Chairman and Chief Executive Officer, commented, “We are pleased to announce this master repurchase financing facility with Churchill, which is expected to reduce our overall cost of capital and finance the continued expansion of our lending business and for general corporate purposes. We believe the size and favorable terms of this Facility reflect our growth as an organization and the strength of our loan portfolio.”

“This transaction demonstrates Churchill’s continued commitment to real estate market opportunities related to fix-and-flip financing. We look forward to continuing our relationship with Sachem Capital, one of the leaders in this space,” said Derrick Land, Managing Partner, Churchill Real Estate.

Janney Montgomery Scott LLC acted as sole lead arranger in the transaction.

Additional details relating to the Facility will be available in the Company’s Current Report on Form 8-K, including the exhibits thereto, which the Company expects to file on or before July 27, 2021 and which will be available at www.sec.gov.

About Sachem Capital Corp.

Sachem is a real estate-finance company, operating as a mortgage REIT that specializes in originating, funding, servicing and managing a portfolio of short-term loans secured by first lien mortgages on real property. Typically, the borrower is a real estate developer or investor to fund the acquisition, renovation, rehabilitation, development or improvement of residential or commercial properties held for investment or sale. Sachem has originated over 1,000 loans since inception with a loan portfolio that has expanded from $34 million in 2016 to $157 million as of March 31, 2021. The company believes that its growth to date is due in large part to it adherence to conservative underwriting standards as well as diligent servicing and managing of its mortgage loan portfolio. Additional information is available at: https://www.sachemcapitalcorp.com/.

About Churchill Real Estate

Churchill Real Estate is a real estate investment firm formed in 2014 to capitalize on United States real estate debt, equity, and distressed opportunities. The firm’s Principals have over 100 years of combined real estate experience with strong track records of investing and asset managing billions of dollars in US real estate. Churchill was founded to take advantage of bespoke, point-in-time opportunities throughout real estate market cycles with primary focus on downside protection while optimizing risk adjusted return. Churchill’s value proposition is centered around the breadth and depth of experience of its management team as well as its development of proprietary technology platforms.

Forward Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to various trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Sachem can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Sachem’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new loan opportunities, changes in interest rates and/or credit spreads, and other risks detailed in Sachem’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Sachem expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sachem’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021